Exhibit 99.2
TreeHouse Foods, Inc.
Segment Realignment — Net Revenues
Quarterly 2007
($ in thousands) (Unaudited)

	Q1	Q2	Q3	Q4	Total
Net Sales to external customers — As Reported
Pickles	$72,440	$94,296	$81,375	$81,575	$329,686
Non-dairy powdered creamer	71,814	65,642	70,019	91,716	299,191
Soup and infant feeding	85,784	61,279	79,960	95,200	322,223
Other	28,946	34,814	40,597	102,445	206,802

Total	$258,984	$256,031	$271,951	$370,936	$1,157,902

Net Sales to external customers — As Recast
North American retail grocery	$146,588	$138,211	$145,936	$232,771	$663,506
Food away from home	55,191	64,013	65,736	69,640	254,580
Industrial and export	57,205	53,807	60,279	68,525	239,816

Total	$258,984	$256,031	$271,951	$370,936	$1,157,902

TreeHouse Foods, Inc.
Segment Realignment — Operating Income
Quarterly 2007
($ in thousands) (Unaudited)

	Q1	Q2	Q3	Q4	Total
Operating income — As Reported
Pickles	$7,976	$10,596	$11,209	$10,682	$40,463
Non-dairy powdered creamer	12,334	12,710	14,119	18,491	57,654
Soup and infant feeding	12,932	9,660	11,994	13,521	48,107
Other	4,870	6,360	6,952	11,839	30,021

Segment adjusted gross margin	38,112	39,326	44,274	54,533	176,245
Other operating expenses	22,135	20,177	22,335	26,654	91,301

Operating income	$15,977	$19,149	$21,939	$27,879	$84,944

Operating income — As Recast
North American retail grocery	$18,605	$17,727	$21,088	$27,873	$85,293
Food away from home	5,947	7,330	7,647	7,396	28,320
Industrial and export	6,488	7,199	8,499	10,517	32,703

Direct operating income	31,040	32,256	37,234	45,786	146,316
Other operating expenses	15,063	13,107	15,295	17,907	61,372

Operating income	$15,977	$19,149	$21,939	$27,879	$84,944

Exhibit 99.2
TreeHouse Foods, Inc.
Segment Realignment — Net Revenues
Quarterly 2006
($ in thousands) (Unaudited)

	Q1	Q2	Q3	Q4	Total
Net Sales to external customers — As Reported
Pickles	$74,141	$98,291	$78,528	$75,353	$326,313
Non-dairy powdered creamer	66,838	60,775	63,860	75,912	267,385
Soup and infant feeding	—	42,659	78,736	102,794	224,189
Other	31,745	30,393	30,560	28,811	121,509

Total	$172,724	$232,118	$251,684	$282,870	$939,396

Net Sales to external customers — As Recast
North American retail grocery	$73,594	$124,700	$138,670	$165,823	$502,787
Food away from home	57,126	63,876	62,727	57,049	240,778
Industrial and export	42,004	43,542	50,287	59,998	195,831

Total	$172,724	$232,118	$251,684	$282,870	$939,396

TreeHouse Foods, Inc.
Segment Realignment — Operating Income
Quarterly 2006
($ in thousands) (Unaudited)

	Q1	Q2	Q3	Q4	Total
Operating income — As Reported
Pickles	$11,833	$12,877	$8,684	$9,480	$42,874
Non-dairy powdered creamer	13,159	11,226	11,863	14,574	50,822
Soup and infant feeding	—	4,355	13,301	12,719	30,375
Other	5,894	6,561	5,951	5,156	23,562

Segment adjusted gross margin	30,886	35,019	39,799	41,929	147,633
Other operating expenses	18,779	20,985	22,515	1,000	63,279

Operating income	$12,107	$14,034	$17,284	$40,929	$84,354

Operating income — As Recast
North American retail grocery	$10,773	$16,358	$21,686	$22,753	$71,570
Food away from home	9,324	8,122	7,045	6,069	30,560
Industrial and export	7,799	6,495	6,739	8,041	29,074

Direct operating income	27,896	30,975	35,470	36,863	131,204
Other operating expenses	15,789	16,941	18,186	(4,066)	46,850

Operating income	$12,107	$14,034	$17,284	$40,929	$84,354